Filed pursuant to
                                                             Rule 424(b)(3)
                                                           File Number 333-82870

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 2002, as supplemented by the Prospectus Supplements dated April 1, 2002 and April 10, 2002)

This Prospectus Supplement of VINA Technologies, Inc. is intended to be read in conjunction with VINA's Prospectus dated February 28, 2002, as supplemented by the Prospectus Supplements dated April 1, 2002 and April 10, 2002.

Nasdaq Notification

     In April 2002, VINA received notification from Nasdaq that for 30 consecutive days, VINA's common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq National Market. To return to compliance, the bid price of VINA's common stock must close at or above $1.00 per share for at least 10 consecutive trading days by July 3, 2002. Failure to achieve compliance may result in VINA's common stock ceasing to be listed on the Nasdaq National Market. For additional information, please refer to "Risk Factors- Our stock has traded at or below $1.00. If the trading of our common stock falls below $1.00 for an extended period, our stock may be delisted from the Nasdaq National Market" on page 13 of VINA's Prospectus dated February 28, 2002, as supplemented by the Prospectus Supplements dated April 1, 2002 and April 10, 2002.



            The date of this Prospectus Supplement is April 17, 2002